Exhibit 99.1

Patent Issued for Treatment of Diabetes.

Omni Bio Pharmaceutical, Inc. Obtains Patent for Diabetes

Treatment Through Licensing Partner, Bio Holding, Inc.

Denver, CO, December 22, 2011 – Omni Bio Pharmaceutical, Inc. (“Omni Bio”) (OMBP.ob) previously announced on December 8, 2011 that U.S. Patent No. 8,071,551, entitled “METHODS AND COMPOSITIONS FOR TREATING DIABETES,” was issued by the United States Patent and Trademark Office on December 6, 2011 (the “Diabetes Patent”). The Diabetes Patent expires in May 2022.

The Diabetes Patent relates to methods for treating diabetes by administering Alpha-1 antitrypsin (AAT) or a derivative of AAT. AAT is an FDA-approved drug currently prescribed for chronic lung disease in AAT-deficient patients. Omni Bio licenses the Diabetes Patent under an agreement with a private company, Bio Holding, Inc. (“Bio Holding”) that was executed in September 2009. Bio Holding is majority-owned by Dr. Leland Shapiro, who is the inventor on the Diabetes Patent. Dr. Shapiro is an Associate Professor of Medicine at the University of Colorado Denver and a staff physician at the Veterans Affairs Medical Center in Denver.

James Crapo, CEO of Omni Bio commented, “Dr. Shapiro has dedicated a considerable amount of his research time and efforts in the study of alternate therapeutic uses of AAT. In addition, he is an inventor on other patents and patent applications that Omni Bio licenses from the University of Colorado Denver.” Dr. Shapiro is a founding stockholder of Omni Bio.

About Omni Bio Pharmaceutical, Inc.

Omni Bio Pharmaceutical, Inc. (www.omnibiopharma.com) is a clinical-stage biopharmaceutical company that has licensed potential new indications for an existing FDA approved drug – Alpha-1 antitrypsin (AAT). Omni Bio’s core technology is based on issued patents and patent applications licensed from the University of Colorado Denver (UCD) and a privately held company, Bio Holding, Inc. Omni Bio’s lead development program has been funding research and a human clinical trial to evaluate the effectiveness of AAT in the treatment of Type 1 diabetes. Novel discoveries made at UCD indicate that AAT has the potential to address a variety of indications in the areas of diabetes, transplant rejection and bacterial and viral disorders.

Omni Bio is also a significant investor in BioMimetix Pharmaceutical, Inc. (BioMimetix), a recently formed biopharmaceutical corporation. BioMimetix is the exclusive licensee of an issued patent held by Duke University, and intends to develop a new class of patented compounds for the treatment of various diseases including radiation toxicity during the treatment of cancer using radiation therapy.

Forward-Looking Statements

Some of the statements made in this press release are forward-looking statements that reflect management’s current views and expectations with respect to future events, including BioMimetix’s addressable markets and the success of BioMimetix’s activities. These forward-looking statements are not a guarantee of future events and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual events to differ materially from those expressed or implied by the statements. These risks and uncertainties are based on a number of factors, including but not limited to the business risks disclosed in our SEC filings, especially the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011 and the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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